[EXHIBIT 99.2]
February 29, 2008
John A. Swainson
     [Address],
          [Address]
Re: Amendment to Employment Agreement
Dear John:
          This agreement (referred to herein as “Amendment”) amends your Employment Agreement dated November 22, 2004, as previously amended on August 24, 2005 (as amended, the “Employment Agreement”) with CA, Inc., a Delaware corporation (the “Company”). In accordance with the provisions of Section 13(g) “Amendments and Waivers” of the Employment Agreement, this Amendment amends your Employment Agreement as follows:
1. Your Position
          You agree that Section 1(a) “Position” of the Employment Agreement is hereby amended such that, effective on the date hereof, you will cease to be President of the Company and will continue to serve the Company only in the position of Chief Executive Officer of the Company. You will remain a member of the Board.
2. Good Reason
          You agree that your relinquishing the title of President and any reduction in your authority, responsibilities and reporting relationships occurring now or in the future by reason of this change in your title and position shall not constitute “Good Reason” under Section 5(c)(1) “Termination by You for Good Reason” of the Employment Agreement, so long as you remain the Chief Executive Officer of the Company.
3. Effects on Other Agreements; Entire Agreement
          You agree that from and after the date hereof, Section 10 of the Employment Agreement “Effects on Other Agreements; Entire Agreement” will be deemed to refer to the Employment Agreement and this Amendment.

4. Employment Agreement Governs
          You agree that this Amendment will be governed by and subject to all the terms set forth in the Employment Agreement as if it were part of the Agreement. Capitalized terms used herein but not defined shall have the meaning ascribed to them in the Employment Agreement. Except as modified herein, all of the terms of your Employment Agreement remain in full force and effect.

          This Amendment may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one amendment. However, this Amendment will not be effective until the date both parties have executed it.

Very truly yours,
CA, Inc.

	By:	/s/Andrew Goodman

	Title:	Executive Vice President,
Worldwide Human Resources

Accepted and agreed to:

/s/ John A. Swainson
John A. Swainson
February 29, 2008

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